Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Whole Foods Market, Inc. for the registration of 13,909,857 shares of common stock and to the incorporation by reference therein of our reports dated November 23, 2011, with respect to the consolidated financial statements of Whole Foods Market, Inc., and the effectiveness of internal control over financial reporting of Whole Foods Market, Inc., included in its Annual Report (Form 10-K) for the fiscal year ended September 25, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

December 20, 2011